Exhibit 99.1

Deloitte & Touche LLP 50 South 6th Street Suite 2800 Minneapolis, MN 55402-1538 USA Tel: +1 612 397 4000 Fax: +1 612 397 4450 www.deloitte.com

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholder of

USI Legend Parent, Inc.

St. Paul, Minnesota

We have audited the accompanying combined financial statements of the Installation Services Business of USI Legend Parent, Inc. (the “Company”), which comprise the combined balance sheet as of December 31, 2017, and the related combined statements of income, changes in equity, and cash flows for the year then ended, and the related notes to the combined financial statements.

Management’s Responsibility for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of the combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the combined financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Installation Services Business of USI Legend Parent, Inc., as of December 31, 2017, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As discussed in Note 1 to the combined financial statements, the combined financial statements of the Company have been prepared from USI Legend Parent’s accounting records and include allocations of certain costs from USI Legend Parent, Inc. These allocations may not be reflective of the actual expenses that would have been incurred had the Company operated as a stand-alone entity apart from USI Legend Parent, Inc. Our opinion is not modified with respect to this matter.

March 29, 2018

INSTALLATION SERVICES BUSINESS OF USI LEGEND PARENT, INC.

COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2017

(In thousands)

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$18,167
Accounts receivable—net	44,691
Inventory	15,605
Prepaid expenses and other	3,291
Costs and estimated earnings in excess of billings on uncompleted contracts	12,902

Total current assets	94,656
PROPERTY AND EQUIPMENT—Net	25,243
GOODWILL	160,623
OTHER INTANGIBLE ASSETS—Net	100,253
OTHER ASSETS	1,366

TOTAL ASSETS	$382,141

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	1,200
Accounts payable	12,563
Accrued insurance reserve	9,801
Accrued compensation	7,158
Other current liabilities	6,942
Billings in excess of costs and estimated earnings on uncompleted contracts	1,832
Accrued expenses	1,617

Total current liabilities	41,113
LONG-TERM DEBT—Net of current maturities	118,294
LONG-TERM DEFERRED TAX LIABILITY	20,375

Total liabilities	179,782

COMMITMENTS AND CONTINGENCIES (Note 11)
EQUITY:
Net Parent investment	202,359

TOTAL LIABILITIES AND EQUITY	$382,141

See accompanying notes to combined financial statements.

INSTALLATION SERVICES BUSINESS OF USI LEGEND PARENT, INC.

COMBINED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2017

(In thousands)

NET SALES	$361,676
COST OF SALES (includes $4.8 million of amortization of contract backlog intangibles)	271,102

GROSS PROFIT	90,574

OPERATING EXPENSES:
Selling expenses	20,611
General and administration expenses	45,258
Amortization of intangible assets (excludes $4.8 million of amortization of contract backlog intangible)	9,044
Acquisition related expenses	2,416

INCOME FROM OPERATIONS	13,245

OTHER (EXPENSE) INCOME:
Interest income	25
Interest expense	(11,378)
Other expense	(32)

(11,385)
INCOME BEFORE INCOME TAX	1,860
INCOME TAX BENEFIT	9,827

NET INCOME	$11,687

See accompanying notes to combined financial statements.

INSTALLATION SERVICES BUSINESS OF USI LEGEND PARENT, INC.

COMBINED STATEMENT OF CHANGES IN EQUITY

FOR THE YEAR ENDED DECEMBER 31, 2017

(In thousands)

Net Parent Investment
BALANCE—January 1, 2017	$190,048
Net income	11,687
Net transfers from Parent	624

BALANCE—December 31, 2017	$202,359

See accompanying notes to combined financial statements.

INSTALLATION SERVICES BUSINESS OF USI LEGEND PARENT, INC.

COMBINED STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2017

(In thousands)

Net income	$11,687
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	8,381
Amortization	14,606
Loss (gain) on sale of branches	(72)
Loss (gain) on sale of property and equipment	389
Provision for doubtful accounts (net of recoveries)	251
Deferred income taxes	(16,959)
Changes in operating assets and liabilities—net of effect of acquisitions:
Accounts receivable	(3,977)
Inventory	(2,326)
Prepaid expenses and other	1,075
Costs in excess of billings—net	(1,698)
Other assets	2,111
Accounts payable	(1,436)
Accrued expenses	(3,602)
Income taxes payable	1,972
Other current liabilities	3,192

Net cash provided by operating activities	13,594

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of the Installation Services Business of USI Legend Parent, Inc., net of cash acquired	(230,431)
Other acquisitions, net of cash acquired	(2,928)
Purchase of property and equipment	(7,481)
Proceeds from sale of branches	5,453
Proceeds from sale of the sale of property and equipment	226

Net cash used in investing activities	(235,161)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds of equity issuance	160,617
Proceeds from issuance of long-term debt	123,020
Repayments of long term debt	(40,040)
Deferred financing costs	(3,863)

Net cash provided by financing activities	239,734

NET INCREASE IN CASH AND CASH EQUIVALENTS	18,167

CASH AND CASH EQUIVALENTS:
Beginning of year	—

End of year	$18,167

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$10,539

Cash paid for income taxes	$4,155

See accompanying notes to consolidated financial statements.

INSTALLATION SERVICES BUSINESS OF USI LEGEND PARENT, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS

AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2017

(In thousands)

1. Nature of Business, Proposed Transaction and Basis Of Presentation

Nature of Business—The Installation Services Business of USI Legend Parent, Inc. (the “Company”) provides a variety of installation services primarily to residential construction markets. The Company’s principal services are installation of insulation and other specialty products. Based in St. Paul, Minnesota, the Company has 39 locations located across 13 states.

Proposed Transaction—Sale of Installation Services Business of USI Legend Parent, Inc.—On March 1, 2018, Legend Holdings, LLC (“Holdco”), entered into a definitive agreement to sell the Installation Services Business of USI Legend Parent, Inc. to TopBuild Corp. in an all cash transaction valued at $475 million (the “Proposed Transaction”). To facilitate the Proposed Transaction, Holdco will sell all the shares of its wholly-owned subsidiary, USI Legend Parent, Inc. (Parent). Parent operates two lines of business, Installation Services (“IS”) and Construction Services (“CS”). In connection with the closing of the Proposed Transaction, Parent will sell or distribute USI Construction Services, LLC, the entity within which the Construction Services Business operates, to a newly-formed subsidiary of Holdco, and accordingly, Holdco will not sell any of the CS business in connection with the Proposed Transaction.

The Proposed Transaction is expected to be completed in mid-2018; however, there can be no assurance regarding the ultimate timing of the Proposed Transaction or that the Proposed Transaction will be completed. Completion of the Proposed Transaction is subject to certain customary conditions, including, among other things, completion of the Hart-Scott-Rodino process.

Basis of Presentation—

The Installation Services Business

The Company has historically operated as part of Parent and not as a standalone Company. The combined financial statements of the Company have been derived from Parent’s consolidated financial statements and historical accounting records, and are presented on a carve-out basis. All revenues and costs, as well as assets and liabilities directly associated with the business activity of the Company, are included in the financial statements. The financial statements also include allocations of certain assets and liabilities, and general and administration expenses. The allocation of general and administration expenses relates to corporate expenses for certain support functions that are provided on a centralized basis, such as expenses related to executive management, finance, audit, legal, information technology, human resources, and facilities. These corporate functions largely support the historical Installation Services Business. With the exception of $116, all of the historical corporate support costs have been allocated to the Company’s Combined Statement of Income within general and administration expenses. See further discussion of allocations in Note 2.

The combined financial statements include the accounts of the Installation Services Business of USI Legend Parent, Inc., including certain assets and liabilities that have historically been held at Parent’s corporate level but are specifically identifiable or otherwise attributable to Installation Services, or are expected to be transferred to, or assumed by, the buyer upon consummation of the Proposed Transaction. Net Parent investment represents Parent’s interest in the recorded net assets of the Company. All transactions between the Company and Parent have been included in the accompanying combined financial statements. Transactions with Parent are reflected in the accompanying Combined Statements of Changes in Equity as “Net transfers to Parent” and in the accompanying Combined Balance Sheets within “Net Parent investment”. Intercompany accounts and transactions have been eliminated.

The amounts recognized by the Company are not necessarily representative of the amounts that would have been reflected in the financial statements had the Company operated independently of Parent. The combined financial statements have been prepared in accordance with accounting principles generally accepted in the U.S. (“GAAP”).

Acquisition of USI by Parent on January 5, 2017

Pursuant to the Agreement and Plan of Merger (the “Transaction”), on January 5, 2017, the Parent acquired 100% of the equity interests of USI Senior Holdings, Inc. (“USI”). Parent was formed to make the acquisition and is owned by Holdco, which is owned by Trilantic Capital Partners V (North America) L.P. (“Trilantic”), a private equity fund, and by certain employees and former shareholders of USI who exchanged certain of their shares in USI for shares in Holdco.

Transaction consideration, and fees and expenses, were funded through a combination of equity financing from Trilantic and management, rollover of equity from certain existing USI shareholders, and borrowings under a term loan.

The Company has evaluated the Transaction and has determined Parent to be the acquirer for accounting purposes, and USI is the acquiree. The Transaction was accounted for as a business combination using the acquisition method of accounting, and the financial statements reflect a new basis of accounting that is based on the fair value of the net assets acquired. See Note 7 for further discussion of the Transaction. For accounting purposes, January 1, 2017 has been designated as the acquisition date as the difference between January 1, 2017 and January 5, 2017 is not material. Accordingly, the 2017 combined financial statements include the activities of the Installation Services Business for the full year.

2. Significant Accounting Policies

Use of Estimates—The preparation of combined financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities as of the date of the combined financial statements, and the reported amounts of revenues and expenses during the reporting period. The key estimates made by management include the determination of fair values in conjunction with the Transaction, allocation of costs, allowance for doubtful accounts receivable, useful lives for property and equipment, useful lives for intangible assets, insurance reserves, and estimated costs to be incurred on contracts accounted for under the percentage-of-completion method. Actual results could differ from these estimates.

Cash and Cash Equivalents—Cash is managed centrally. All cash and cash equivalents of Parent at December 31, 2017 were allocated to the Company. The Company considers highly liquid investments with maturities of three months or less to be cash equivalents. The balances in cash accounts, at times, may exceed federally insured limits.

Fair Value Measurements—Accounting Standards Codification (“ASC”) Topic No. 820, Fair Value Measurements and Disclosures, establishes a framework for measuring fair value for related disclosures. Broadly, the framework requires fair value to be determined based on the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants. It also establishes a three-level valuation hierarchy based upon observable and nonobservable inputs.

For financial assets and liabilities, fair value is the price the Company would receive to sell an asset or pay to transfer a liability in an orderly transaction with a market participant at the measurement date. In the absence of active markets for the identical assets or liabilities, such measurements involve developing assumptions based on market observable data and, in the absence of such data, internal information that is consistent with what market participants would use in a hypothetical transaction that occurs at the measurement date. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions. Preference is given to observable inputs. These two types of inputs create the following fair value hierarchy:

Level 1—Quoted prices for identical instruments in active markets.

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3—Significant inputs to the valuation model are unobservable.

Accounts Receivable—Net—The Company does business with a large number of individual customers, primarily residential home and commercial builders. The Company monitors its exposure for credit losses and maintains related allowances for doubtful accounts (see Note 4). Allowances are estimated based upon specific customer balances, where a risk of default has been identified, and also include a provision for noncustomer-specific defaults based upon the aging of invoices.

Inventory—Inventory consists primarily of finished goods-insulation materials and supplies used or sold in the ordinary course of business. Inventory is stated at the lower of cost (on a first-in, first-out basis) or market, defined as net realizable value.

Property and Equipment—Property and equipment, including leasehold improvements to existing facilities, acquired in a business combination are initially recorded at their estimated fair value. Property and equipment acquired in the normal course of business are initially recorded at cost. Depreciation expense is computed using the straight-line method over the estimated useful lives of 20 to 39 years for buildings, remaining lease term or useful life (whichever is less) for leasehold improvements; three to seven years for office furniture and technology; seven years for machinery and equipment; and five to seven years for trucks and autos. Maintenance and repair costs are charged against earnings as incurred.

Goodwill—Goodwill results from business combinations and represents the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets. Annually on December 31, or if conditions indicate an additional review is necessary, the Company assesses qualitative factors to determine if it is more likely than not that the fair value of the reporting unit is less than its carrying amount and if it is necessary to perform the quantitative goodwill impairment test. If the Company performs the quantitative test, it compares the carrying value of the reporting unit to an estimate of the reporting unit’s fair value to identify potential impairment. The fair value of the reporting unit is estimated using a discounted cash flow model. Where available, and as appropriate, comparable market multiples are also used to corroborate the results of the discounted cash flow models. In determining the estimated future cash flow, the Company considers and applies certain estimates and judgments, including current and projected future levels of income based on management’s plans, business trends, prospects and market and economic conditions and market-participant considerations. If the estimated fair value of the reporting unit is less than the carrying value, a goodwill impairment loss is recorded for the difference, up to the amount of the total goodwill. At December 31, 2017, the Company tested the goodwill for impairment and concluded that the fair value of the reporting unit exceeded its carrying value. There was no goodwill impairment loss for the year ended December 31, 2017.

Other Intangible Assets and Impairment of Long-Lived Assets—Other intangible assets consist of customer relationships, business trade names, leasehold interests and non-compete agreements. Amortization of finite-lived intangible assets is recorded to reflect the pattern of economic benefits based on projected revenues over their respective estimated useful lives. The Company does not have any indefinite-lived intangible assets other than goodwill.

The Company reviews long-lived assets whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. In the event that the sum of the expected undiscounted cash flows of the long-lived asset group is less than the carrying amount of such assets, an impairment loss would be recognized. When impairment is identified, the carrying amount of the asset is reduced to its estimated fair value. Assets to be disposed of are recorded at the lower of net book value or fair market value less cost to sell at the date management commits to a plan of disposal. There was no impairment loss for the year ended December 31, 2017.

Insurance Reserves—The Company is self-insured for certain losses related to auto, workers’ compensation, and general liability insurance. Although the Company obtains third-party insurance coverage to limit its exposure to these claims, the legal liability remains with the Company. The liabilities represent the Company’s best estimate of its costs, using generally accepted actuarial reserving methods, of the obligations for reported claims plus those incurred but not reported claims through December 31, 2017. The accruals are adjusted as new information develops or circumstances change that would affect the estimated liability.

Revenue Recognition—The Company uses fixed price contracts and recognizes revenues from contracts on the percentage-of-completion method, measured by the percentage of direct cost incurred to date to estimated total direct costs for each contract. The percentage-of-completion method is used because management considers total cost to be the best available measure of progress on the contracts. Because of inherent uncertainties in estimating direct costs, management estimates are periodically evaluated and adjusted over time. Such adjustments have not historically been material. Contract costs include all direct material and labor costs as well as other direct costs incurred to complete a specific job. Other indirect costs related to contract performance, such as indirect labor, supplies, tools, fuel, repairs, and depreciation are not included in contract costs and, along with selling, general, and administrative costs, are charged to expense as incurred.

Revenue from the contracts on the percentage of completion method is not recognized until all of the following have occurred: (i) persuasive evidence of an arrangement exists; (ii) the price is fixed or determinable; and (iii) the ability to collect is reasonably assured. Revenue is recognized net of adjustments and discounts.

Cost Allocations—The combined financial statements of the Company include the majority of Parent’s general and administration corporate function support expenses (“support expenses”). Support expenses include items such as executive management, finance, audit, legal, information technology, human resources, and facilities. Parent reviewed the support expenses and allocated the expenses between the Company and Construction Services on the basis of direct usage. With the exception of $116 that was allocated to CS, all of the support expenses historically incurred by Parent on behalf of its consolidated group have been allocated to the Company’s Combined Statement of Income and are presented within general and administration expenses.

In connection with the Transaction, IS was assigned goodwill and identifiable intangible assets that were directly attributable to the Installation Services Business. Accordingly, the combined financial statements reflect goodwill and the identifiable intangibles and related amortization expense that was directly attributable to the Company as a result of the Transaction described above.

USI is the primary obligor of the outstanding debt as of December 31, 2017 and will remain part of the Company upon completion of the Proposed Transaction. Parent is a guarantor of the debt, and through the Proposed Transaction the debt will be legally transferred to the buyer or extinguished contemporaneous with the close of the Proposed Transaction. Accordingly, all of the debt and all of the related interest expense has been included in the combined financial statements of the Company.

The Company considers the allocation methodology regarding the support expenses, to be reasonable for the year ended December 31, 2017. Nevertheless, the combined financial statements of the Company may not reflect the actual expenses that would have been incurred and may not reflect the Company’s combined statement of income, balance sheet and cash flows had it been a stand-alone company during the year ended December 31, 2017. Actual costs that would have been incurred if the Company had been a stand-alone company would depend on multiple factors including organization structure, capital structure and strategic decisions made in various areas, including information technology and infrastructure.

Advertising Costs—Advertising costs are expensed as incurred. Advertising expense was $858 for the year ended December 31, 2017 and is included in selling expenses on the combined statements of income.

Income Taxes—The operations of the historical consolidated group of Parent have been included in a consolidated federal return. Income tax expense and other income tax related information contained in these combined financial statements are presented on a separate return approach as if the Company filed its own tax returns. Under this approach, the provision for income taxes represents income tax paid or payable (or received or receivable) for the current year plus the change in deferred taxes during the year calculated as if the Company were a stand-alone taxpayer filing hypothetical income tax returns where applicable.

The Company utilizes an asset and liability approach for financial accounting and reporting for income taxes. Deferred income taxes are provided for temporary differences on the basis of assets and liabilities as reported for financial statement purposes and income tax purposes. Deferred tax assets and liabilities, which are classified as long-term in the combined balance sheet, are adjusted for the effects of changes in tax laws and rates are adjusted for tax laws enacted during the period, and are recorded at the tax rate at which the Company expects them to be realized. The likelihood that the deferred tax assets will be realized is assessed, and to the extent that recovery is not considered to be more likely than not, a valuation allowance is established. Any valuation allowance is recognized as an expense or benefit within the tax provision in the combined statement of income.

Comprehensive Income—The only component of comprehensive income for the year ended December 31, 2017 was net income.

Recently Issued Accounting Pronouncements Not Yet Adopted—In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), as amended by ASU 2015-14, “Deferral of Effective Date,” which requires an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-09 sets forth a new revenue recognition model that requires identifying the contract, identifying the performance obligations, determining the transaction price, allocating the transaction price to performance obligations and recognizing the revenue upon satisfaction of performance obligations. For nonpublic entities, this ASU is effective for annual reporting periods beginning after December 15, 2018. The Company plans to adopt the ASU using a modified retrospective transition method. Periods prior to the date of adoption are not retroactively revised, but a cumulative effect of adoption will be recognized for the impact of the ASU on uncompleted contracts at the date of adoption. The Company has not yet determined the impact that this ASU will have on the combined financial statements.

In February 2016, the FASB issued ASU 2016-2, Leases, under which lessees will recognize most leases on-balance sheet. This will generally increase reported assets and liabilities. For nonpublic entities, this ASU is effective for annual reporting periods beginning after December 15, 2019. The Company has not yet determined the impact this ASU will have on the Company’s combined financial statements.

3. Fair Value Measurements

Current assets and liabilities approximate fair value because of the short maturity of these instruments. The carrying value of the long-term debt approximates fair value, as the debt has a variable rate.

4. Accounts Receivable, Net

Accounts receivable, net, consist of the following:

As of December 31 2017
Construction contracts:
Amount currently due	$39,544
Retentions receivable	4,321
Other receivables	1,075

Total receivables	44,940
Less allowance for doubtful accounts	(249)

Account receivable—net	$44,691

5. Costs and Estimated Earnings on Uncompleted Contracts

Costs and estimated earnings on uncompleted contracts consist of the following:

As of December 31 2017
Costs incurred on uncompleted contracts	$26,796
Estimated earnings thereon	11,976
Less billings to date	(27,702)

Total costs and estimated earnings on uncompleted contracts	$11,070

Such amount is included in the accompanying combined balance sheet under the following captions:

As of December 31 2017
Costs and estimated earnings in excess of billings on uncompleted contracts	$12,902
Billings in excess of costs and estimated earnings on uncompleted contracts	(1,832)

Total costs in excess of billings—net	$11,070

6. Property and Equipment

Property and equipment consist of the following:

As of December 31 2017
Land	$388
Buildings	677
Leasehold improvements	1,386
Office furniture and technology	3,073
Machinery and equipment	8,569
Trucks and autos	19,088

Total property and equipment	33,181
Less accumulated depreciation	(7,938)

Property and equipment—net	$25,243

7. Business Combinations

Acquisition of USI

On January 5, 2017, the Parent acquired 100% of the equity interests of USI for $279,400, consisting of cash of $249,900 and an exchange of certain of the equity of certain former USI shareholders for equity in Holdco with a value of $29,500. The acquisition was accounted for in accordance with ASC Topic 805, “Business Combinations,” using the acquisition method of accounting with Parent as the acquirer.

The total purchase price was allocated to the net tangible and intangible assets acquired, based on their fair values at the date of the acquisition. Of the total purchase price, $266,714 was allocated to the Company. The allocation of the Installation Services Business purchase price to assets acquired and liabilities assumed was finalized and is as follows in the aggregate:

Cash	$6,823
Accounts receivable	41,577
Inventory	13,743
Prepaid assets	3,462
Cost and estimated earnings in excess of billings on uncompleted contracts	11,600
Property and equipment	27,987
Goodwill	160,970
Other intangibles	113,300
Tax receivable	2,682
Other assets	10,339

Total assets acquired	$392,483

Current maturities of long-term debt	$19,353
Accounts payable	13,541
Accrued insurance reserve	9,138
Accrued compensation	11,010
Other current liabilities	3,823
Billings in excess of cost and estimated earnings on uncompleted contracts	1,855
Accrued expenses	2,107
Long-term debt, net of current maturities	19,457
Deferred income taxes	45,485

Total liabilities assumed	$125,769

Total purchase price—cash & rollover equity	$266,714

The allocation of the purchase price to the net assets acquired and liabilities assumed resulted in the recognition of the following intangible assets:

		Useful Life
Customer relationships	$68,000	11.0
Trade names	40,000	15.0
Backlog on contracts	4,800	0.3
Leasehold interests	500	3.2

Total	$113,300

The goodwill recognized is primarily attributable to the growth potential of the Company and is not deductible for tax purposes. The fair value of customer relationships was estimated using a discounted present value income approach. Under the income approach, an intangible asset’s fair value is equal to the present value of future economic benefits to be derived from ownership of the asset. Indications of value are developed by discounting future net cash flows to their present value at market-based rates of return. The fair value of the trade names was estimated using an income approach, specifically known as the relief from royalty method. The relief from royalty method is based on the hypothetical royalty stream that would be received if the Company were to license the trade name and was based on expected revenues. The useful life of the intangible assets was determined considering the period of expected cash flows used to measure the fair value of the intangible assets adjusted as appropriate for the entity-specific factors including legal, regulatory, contractual, competitive, economic or other factors that may limit the useful life of intangible assets.

USI incurred $2,322 of transaction related expenses that are included in acquisition related expenses in the combined statement of income for the year ended December 31, 2017.

The Company also acquired the assets of one business during the year ended December 31, 2017 under an asset purchase agreement with a purchase price of $2,928, which was paid in cash. The acquisition has been accounted for in accordance with ASC Topic 805, “Business Combinations,” using the acquisition method of accounting.

For the business acquired, the total purchase price was allocated to the net tangible and intangible assets acquired, based on their fair values at the date of the acquisition. The allocation of the purchase price to assets acquired and a liability assumed was finalized and is as follows in the aggregate:

Accounts receivable	$834
Inventory	250
Property and equipment	133
Goodwill	1,250
Other intangibles	946

Total assets acquired	3,413

Accounts payable	485

Total liabilities assumed	485

Total purchase price	$2,928

The allocation of the purchase price to the net assets acquired and liabilities assumed resulted in the recognition of the following intangible assets:

Customer relationships	$883
Trade names	53
Non-compete agreements	10

Total	$946

The goodwill recognized for the acquisition is primarily attributable to the value of the workforce and expected synergies, and, is expected to be deductible for tax purposes. The goodwill was all allocated to Installation Services Business. The fair value of the identified intangibles and related useful lives were determined with the same approaches as used for the intangibles in the Transaction described above.

Sales and net loss of the entity acquired in 2017, since the date of its acquisition, included in the combined statement of income for the year ended December 31, 2017, were $2,526 and $81, respectively.

The Company incurred $94 of acquisition-related costs that were expensed during the year ended December 31, 2017. These costs are included in acquisition related expenses in the combined statement of income.

8. Goodwill and other Intangible Assets

The following table summarizes the changes in goodwill:

Amount
Balance as of January 1, 2017	$160,970
Acquisition during 2017	1,250
Divestitures during 2017	(1,597)

Balance as of December 31, 2017	$160,623

The divestitures relate to the sale of two branches for aggregate proceeds of $5,243 which resulted in a gain of $72 that is included in the combined statement of income.

Other intangible assets and related amortization are as follows at December 31, 2017:

	Gross Carrying Amount	Useful Life (Years)	Accumulated Amortization	Net Carrying Amount
Customer relationships	$68,883	7-11	$(6,214)	$62,669
Trade names	39,904	3-15	(2,670)	37,234
Backlog on contracts	4,800	0.3	(4,800)	—
Leasehold interests	500	3	(158)	342
Non-compete agreements	10	2	(2)	8

	$114,097		$(13,844)	$100,253

For the year ended December 31, 2017, amortization of intangible assets expensed to operations was $13,844, of which $4,800 was included in cost of sales related to the backlog on contracts and $9,044 was included in operating expenses. The weighted average remaining amortization period for intangible assets as of December 31, 2017 was approximately 11 years.

Remaining estimated aggregate annual amortization expense is as follows:

2018	$9,145
2019	9,144
2020	9,004
2021	8,965
2022	8,965
Thereafter	55,030

$100,253

9. Debt

The components of long-term debt are as follows:

As of December 31 2017
Term loan	$121,820
Less debt issuance costs—net	(2,326)

119,494
Less current maturities	(1,200)

Long term debt—net of current maturities	$118,294

On January 5, 2017, Parent entered into new revolving credit and term loan agreements that replaced the prior secured term note facility and the secured asset-based revolving credit agreement. Parent has a $120,000 secured term loan (Term Loan) and a $30,000 secured asset-based revolving credit facility (ABL). Incremental term loans of up to $25,000 are available if certain financial ratios and other conditions are met. Parent borrowed an additional $3,020 under this provision during 2017. The Term Loan and ABL have a maturity date of January 5, 2022.

Under the ABL agreement, the facility is available on a revolving basis, subject to availability under a borrowing base consisting of 85% of eligible accounts receivable and generally 60% of eligible inventory. The line is available for issuance of letters of credit to a specified limit of $20,000.

Under the ABL agreement, to determine interest due, Parent can elect the base rate (greatest of prime rate, federal funds rate plus 0.5%, or LIBOR for three-month period plus 1.0%) plus 0.75% to 1.25%, depending on the amount of borrowings outstanding, or LIBOR for a period of one, two, three or six months as selected by Parent plus 1.75% to 2.25%, depending on the amount of borrowings outstanding. The interest rate as of December 31, 2017 was 5.25%. Parent also pays a commitment fee equal to 0.50% of the average commitment not utilized. Interest payments are due monthly.

The ABL includes a financial covenant requiring that during any covenant testing trigger period (anytime the excess availability is less than the greater of 12.5% of the maximum revolver amount or $5.0 million) Parent maintains a fixed charge coverage ratio of at least 1.0 to 1.0 on a rolling twelve-month basis. The fixed charge ratio is defined as earnings before interest, taxes, depreciation and amortization (EBITDA), less capital expenditures, over fixed charges generally defined as cash interest and income taxes, scheduled principal payments on loans, and restricted payments such as dividends. EBITDA, as defined, includes adjustments for such items as unusual gains, purchase accounting adjustments, interest income, stock-based compensation, non-cash write-offs, debt issuance costs, board of director costs, as well as other adjustments. As of December 31, 2017, Parent is in compliance with this financial covenant.

The Term Loan agreement is repayable in equal quarterly installments in an aggregate amount equal to 0.25% of the original amount of the Term Loan, with the balance payable on January 5, 2022. Parent must offer principal prepayments to the lender for certain proceeds of equity, debt and disposition of assets, and for extraordinary receipts. Parent must also offer principal prepayments annually in an amount of 50% of any excess cash flow, as defined (the 50% is subject to step-downs to 25% and 0% depending on the leverage ratio as defined in the Term Loan agreement). For 2017, there was no principal prepayment required.

Under the Term Loan agreement, to determine interest due, Parent can elect the base rate (greatest of prime rate, federal funds rate plus 0.5%, LIBOR for one-month period plus 1.0%, or 2%) plus 6.25%; or a LIBOR rate (of at least 1.0%) for a period of one, two, three or six months as selected by Parent plus 7.25%. The interest rate as of December 31, 2017 was 8.9%.

The Term Loan includes a financial covenant requiring that Parent maintain a leverage ratio of not greater than 4.75:1.00 through December 31, 2017, 4.25:1.00 through December 31, 2018, and 3.75:1.00 thereafter. The leverage ratio, as defined, is the amount of funded indebtedness minus unrestricted cash, compared to adjusted EBITDA for the last twelve months. As of December 31, 2017, Parent is in compliance with this financial covenant.

The ABL and Term Loan agreements generally contain similar covenants, and include restrictions on indebtedness, liens, mergers, consolidations, investments, acquisitions, disposals of assets, and transactions with affiliates. Dividends, redemptions and other payments on equity (restricted payments) are generally limited to excess cash flow, less amounts prepaid on the loan and less previous restricted payments. Customary events of default (with customary grace periods, notice and cure periods and thresholds) include payment default, breach of representation in any material respect, breach of certain covenants, default to material indebtedness, bankruptcy, ERISA violations, material judgments, change in control and termination of invalidity of guaranty or security documents.

The ABL and Term Loan are secured by a security interest in all of the Company’s assets, except minor excluded assets.

As of December 31, 2017, $2,326 of debt issuance costs related to the Term Loan, net of amortization of $572, were recorded as a direct deduction from long-term debt and $775 of debt issuance costs related to the ABL, net of amortization of $191, were recorded in other assets.

Aggregate maturities of long-term debt in future years, are as follows:

2018	$1,200
2019	1,200
2020	1,200
2021	1,200
2022	117,020

121,820
Less debt issuance costs—net	(2,326)

$119,494

10. Income Taxes

The net income tax expense (benefit) consisted of the following:

For the Year Ended December 31 2017
Current:
Federal	$6,910
State	219

Total current	7,129

Deferred:
Federal	(16,788)
State	(168)

Total deferred	(16,956)

Total tax expense (benefit)	$(9,827)

The provision (benefit) for income taxes, as a percentage of income before income tax, differs from the statutory US federal income tax rate due to the following:

	For the Year Ended December 31 2017
Income tax at federal statutory rate	651	35.0%
State—net of federal benefit	201	10.8
Domestic manufacturing deduction (Section 199)	(333)	(17.9)
Divestitures	560	30.1
IRS audit settlement	354	19.0
Change in tax rate—deferred taxes	(11,620)	(624.9)
Other permanent items	360	19.4

Total tax expense	$(9,827)	(528.4)%

The significant components of the deferred tax assets (liabilities) are as follows:

As of December 31 2017
Deferred tax assets:
Allowance for doubtful accounts	$152
Accrued bonus	463
Inventory	734
Accrued expenses	465
Deferred rent	87
Insurance reserve	2,341
State net operating losses	183
Term loan expenses	115

Total deferred tax assets	4,540

Deferred tax liabilities:
Prepaid expenses	(572)
Deferred profit on customer contracts	(810)
Property and equipment	(3,844)
Intangible assets	(19,689)

Total deferred tax liabilities	(24,915)

Net deferred tax liability	$(20,375)

The Company assesses the available positive and negative evidence to estimate if sufficient future taxable income will be generated to utilize the existing deferred tax assets on a jurisdiction and by tax filing entity basis. As of December 31, 2017, the Company has net operating loss (NOL) carryforwards of $3,542 for state income tax purposes. The state NOLs are generally available to offset future taxable income through the year 2032.

The Company’s U.S. federal income tax returns for 2014 through 2016 are open to examination. The Company’s fiscal 2014 US federal income tax return had been under audit by the Internal Revenue Services (“IRS”) and the Company received a final determination from the IRS in June 2017 on the Revenue Agent Report (“RAR”) adjustments, effectively settling this audit with the IRS during the year ended December 31, 2017. The Company has several state tax jurisdictions open to examination for tax years 2010 through 2016. No liability for uncertain tax positions was considered necessary at December 31, 2017. Determining uncertain tax positions and the related estimated amounts requires judgment and carries estimation risk. If future tax law changes or interpretations should come to light, or additional information should become known, the conclusions regarding unrecognized tax benefits may change.

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “TCJA”). The TCJA makes broad and complex changes to the U.S. tax code, including, but not limited to, reducing the U.S. statutory corporate income tax rate from 35 percent to 21 percent, effective January 1, 2018. GAAP requires that deferred income tax assets and liabilities be remeasured at the income tax rate expected to apply when those temporary differences reverse, and that the effects of any change to such income tax rate be recognized in the period when the change was enacted. In connection with the Company’s initial analysis of the impact of the TCJA, the Company recorded a discrete net tax benefit of $11,705 in the year ended December 31, 2017. This net benefit is primarily due to the remeasurement of the Company’s existing deferred tax assets and liabilities.

The Securities and Exchange Commission (SEC) staff issued Staff Accounting Bulletin No. 118 (“SAB 118”), which provides guidance on accounting for the tax effects of the TCJA. The FASB has confirmed acceptance of this for non-SEC reporting companies. SAB 118 provides a measurement period that should not extend beyond one year from the TCJA enactment date for companies to complete the accounting under ASC 740. To the extent that a company’s accounting for certain income tax effects of the TCJA is incomplete but it is able to determine a reasonable estimate, it must record a provisional estimate in the financial statements.

The Company recorded the effects of the TCJA in 2017 using its best estimates and the information available through the date the financial statements were issued. However, the Company’s analysis is ongoing and as such, the income tax effects recorded are provisional. As we collect and prepare necessary data, and interpret the TCJA and any additional guidance issued by the U.S. Treasury Department, the IRS, and other standard-setting bodies, we may make adjustments to the provisional amounts. Those adjustments may materially impact our provision for income taxes and effective tax rate in the period in which the adjustments are made. The accounting for the tax effects of the TCJA will be completed in 2018.

11. Commitments and Contingencies

Operating Lease Commitments—The Company leases its headquarters and most branch locations under noncancelable operating lease arrangements that expire in various years through 2023. Several may be renewed for additional periods ranging from one to five years.

Lease expense for the year ended December 31, 2017, was $5,797.

Future minimum payments under all noncancelable leases with initial terms of one year or more as of December 31, 2017, consisted of the following:

2018	$5,452
2019	4,873
2020	2,959
2021	1,959
2022	831
Thereafter	30

Total	$16,104

Letter of Credit—Under the Company’s general liability insurance policy it is obligated to post collateral against future claims. Those collateral obligations totaled $11,939 at December 31, 2017.

In 2017, the Company satisfied its collateral obligations with a letter of credit issued under its loan facility.

Legal Matters—The Company is involved in certain litigation matters in the normal course of business which, in the opinion of management, will not result in any material adverse effects on the combined financial position, results of operations, or net cash flows of the Company.

12. Retirement Plan

The Parent has a defined contribution 401(k) profit-sharing plan (the “Plan”). Company employees who are 21 years of age or older and have three months of service are eligible to participate in the Plan. Under the Plan, the Company contributes to the Plan by matching a portion of employee contributions. The Company contributed to the Plan $376 for the year ended December 31, 2017.

13. Equity

Net Parent investment—In the combined balance sheet, net Parent investment represents Parent’s historical investment in the Company, the net effect of cost allocations from transactions with CS, net transfers of cash and the Company’s accumulated earnings.

Profits Units Plan—In 2017, Holdco issued profits unit to certain employees of the Company. Profits units provide for recipients to receive the appreciated value of the profits units from the date of grant to the date of an approved sale of Parent. The profits units are typically subject to a vesting schedule of up to five years with portions based on passage of time, achieving annual performance targets, or sale of Parent. Recipients of the profits units have liquidity only upon occurrence of a defined payment event such as an approved sale. The Plan calls for a lump sum payment in the same form of consideration and on the same terms as being paid to the owners of Holdco upon a change of control. The Company accounts for the profits units as liability awards. The likelihood of a payment event as defined is unknown and not measurable; therefore, the Company has not recorded any liability or recognized any compensation expense relating to the issuance of profits units. The Company will continue to reassess the likelihood of a payment event and record a liability if facts and circumstances change.

14. Related Parties

Sales between the Company and CS were insignificant for the year ended December 31, 2017.

Transactions between the Company and CS are considered to be effectively settled at the time the transaction is recorded.

15. Subsequent Events

Management of the Company has analyzed the potential for subsequent events through March 29, 2018, which is the date the combined financial statements were issued.

On January 4, 2018, the Company acquired a business under an asset purchase agreement for a price of $13,157, which was paid in cash. The allocation of the purchase price to the underlying tangible and intangible assets has not been completed.

As described in Note 1, on March 1, 2018, Holdco, entered into a definitive agreement to sell the Installation Services Business of USI Legend Parent, Inc. to TopBuild Corp. To facilitate the Proposed Transaction, Holdco will sell all the shares of its wholly-owned subsidiary, Parent. The Construction Services Business will not be included in the Proposed Transaction.

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